Exhibit 99.1
Form 51-102F3
Material Change Report
1.	REPORTING ISSUER

Ivanhoe Energy Inc. Suite 654, 999 Canada Place Vancouver, British Columbia V6E 3E1

2.	DATE OF MATERIAL CHANGE

February 7, 2011

3.	PRESS RELEASE

The press release was issued on February 7, 2011 and was disseminated through the facilities of recognized newswire services. A copy of the press release was filed on SEDAR.

4.	SUMMARY OF MATERIAL CHANGE

Ivanhoe Energy Inc. (the “Company”) announced the results of the recently completed independent reserve report (the “GLJ Report”) dated effective December 31, 2010 prepared by GLJ Petroleum Consultants Ltd. (“GLJ”), an independent reserve engineering firm, for the Company’s Tamarack Project (the “Project”) located in the Athabasca region of northern Alberta. The GLJ Report reported Probable Reserves of approximately 175.7 million barrels of oil equivalent (“boe”) and Possible Reserves of approximately 43.8 million boe at the Project.

5.	FULL DESCRIPTION OF MATERIAL CHANGE

The Company announced the results of the GLJ Report dated effective December 31, 2010 prepared by GLJ for the Project. The GLJ Report reported Probable Reserves of approximately 175.7 million bbls bitumen and Possible Reserves of approximately 43.8 million bbls bitumen at the Project. The GLJ Report is based on the successful completion of the Company’s 2010 core hole drilling program at the Project, further technical evaluation, and the submission of the Company’s regulatory application to the Government of Alberta in November 2010.

Reserves

The table below summarizes the Company’s bitumen reserves and associated future net revenues as at December 31, 2010, as evaluated by GLJ in the GLJ Report. All evaluations of future revenue are after the deduction of royalties, development costs, production costs and well abandonment costs but before consideration of indirect costs such as administrative, overhead and other miscellaneous expenses. The estimated future net revenues contained in the following tables do not necessarily represent the fair market value of the Company’s reserves. There is no assurance that the forecast price and cost assumptions contained in the GLJ Report will be realized and variances could be material. The recovery and reserves estimates are estimates only. The actual reserves may be greater or less than those calculated.

	100% Working
	Interest Recoverable	Net Present Value before Tax
	(MMbbl)(1)	(Cdn$ millions)
Reserves	Dec. 31 2010	8%	10%	12%
Probable Reserves(2)	175.7	1,282	925	663
Possible Reserves(3)	43.8	295	212	160

Notes:

(1)	“MMbbls” means million barrels.

(2)
“Probable Reserves” are those additional reserves that are less certain to be recovered than Proved Reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated Proved Reserves plus Probable Reserves.

(3)
“Possible Reserves” are those additional reserves that are less certain to be recovered than Probable Reserves. There is a 10% probability that the quantities actually recovered will equal or exceed the sum of Proved Reserves plus Probable Reserves plus Possible Reserves.

Contingent Resources
The table below summarizes the Company’s Contingent Resources and associated future net revenues as of December 31, 2010, as evaluated by GLJ in the GLJ Report. It should not be assumed that the estimates of recovery, production and net revenue presented in the tables below represent the fair market value of the Company’s bitumen resources. There is no assurance that the forecast prices and cost assumptions will be realized and variances could be material. The actual resources may be greater than or less than the estimates provided. The contingencies which currently prevent the classification of the Contingent Resources disclosed in the table as reserves consist of further facility design, preparation of firm development plans, regulatory applications and Company approvals. There is no certainty that it will be commercially viable to produce any portion of the Contingent Resources. The GLJ Report is based on GLJ’s December 31, 2010 pricing (see section entitled Pricing Assumptions below).

Contingent Resources(1)(3)	Best Estimate(2)
Bitumen (MMbbl)
Gross Lease	345.0
Total Company Interest	345.0
Net After Royalty	259.5
Oil Equivalent (MMbbl)
Gross Lease	345.0
Total Company Interest	345.0
Net After Royalty	259.5

Net Present Value before Tax	(Cdn $millions)
8%	1,571
10%	1,001
12%	650

Notes:

(1)
“Contingent Resources” are defined in the Canadian Oil and Gas Evaluation Handbook (the “COGE Handbook”) as those quantities of petroleum estimated, as of a given date, to be potentially recoverable from known accumulations using established technology or technology under development, but which are not currently considered to be commercially recoverable due to one or more contingencies. Contingencies may include factors such as economic, legal, environmental, political and regulatory matters or a lack of markets. It is also appropriate to classify as “Contingent Resources” the estimated discovered recoverable quantities associated with a project in the early evaluation stage. Contingent Resources are further classified in accordance with the level of certainty associated with the estimates and may be sub-classified based on project maturity and/or characterized by their economic status.

(2)
“Best Estimate” is a classification of estimated resources described in the COGE Handbook as being considered to be the best estimate of the quantity that will actually be recovered. It is equally likely that the actual remaining quantities recovered will be greater or less than the Best Estimate. If probabilistic methods are used, there should be a 50% probability that the quantities actually recovered will equal or exceed the Best Estimate.

(3)	These figures do not include the Probable Reserves and Possible Reserves volumes and values that have been assigned by GLJ to the Project. See Reserves table above.
Pricing Assumptions
The price forecasts that formed the basis for the net present value estimates in the GLJ Report were based on GLJ’s December 31, 2010 pricing models. A summary of selected price forecasts is set forth in the table below.

			West Texas Intermediate	Light, Sweet Crude Oil
		Bank of Canada	Crude Oil at Cushing	(40 API, 0.3%S) at	Bitumen Wellhead(1)
	Inflation	Average Noon Rate	Oklahoma Current	Edmonton	Current
	(%)	($US/$Cdn)	($US/bbl)	(Current $Cdn/bbl)	($Cdn/bbl)
2011	2.0	0.98	88.00	86.22	51.58
2012	2.0	0.98	89.00	89.29	52.00
2013	2.0	0.98	90.00	90.92	51.57
2014	2.0	0.98	92.00	92.96	55.46
2015	2.0	0.98	95.17	96.19	59.21
2016	2.0	0.98	97.55	98.62	61.97
2017	2.0	0.98	100.26	101.39	64.26
2018	2.0	0.98	102.74	103.92	66.02
2019	2.0	0.98	105.45	106.68	67.96
2020	2.0	0.98	107.56	108.84	69.45
2021+	2.0	0.98	+2.0%/yr	+2.0%/yr	+2%/yr

Notes:

(1)	Blending Ratio = 1 bbl bitumen: 0.429bbl Diluent
6.	RELIANCE ON SUBSECTION 7.1(2) OF NATIONAL INSTRUMENT 51-102
Not applicable.
7.	OMITTED INFORMATION
No information has been intentionally omitted from this form.
8.	EXECUTIVE OFFICER
The name and business number of the executive officer of the Company who is knowledgeable of the material change and this report is:
Gerald D. Schiefelbein
19th Floor, 101 — 6th Avenue SW
Calgary, Alberta
T2P 3P4
Telephone: (403) 263-8088
9.	DATE OF REPORT
DATED at Calgary, Alberta this 10th day of February, 2011.